Exhibit 99.1

Reynolds Consumer Products Reports Third Quarter 2020 Financial Results

Announces Net Revenues Increase of 11% Over Prior Year

Increases 2020 Full Year Outlook

LAKE FOREST, IL, November 11, 2020 – (BUSINESSWIRE) - Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”), today reported results for the third quarter 2020 ended September 30, 2020.

Third Quarter 2020 Financial Highlights:

•	Net Revenues of $823 million
•	Earnings Per Share of $0.54; Adjusted Earnings Per Share of $0.56[1]
•	Net Income of $113 million; Adjusted Net Income of $117 million[1]
•	Adjusted EBITDA of $192 million[1]

Third Quarter 2020 Results

Net revenues in the third quarter of 2020 were $823 million compared to $741 million in the prior year period.  Growth was driven by strong demand across all business segments, reflecting the increased every day at-home use and the impact of new products.

Net Income increased $50 million to $113 million in the third quarter of 2020 compared to $63 million in the third quarter of 2019 and Adjusted Net Income was $117 million for the third quarter of 2020. The increase in Net Income was primarily driven by higher revenue and lower interest expense resulting from the Company’s new debt structure that went into effect in conjunction with its IPO.

Adjusted EBITDA was $192 million in the third quarter of 2020 compared to $162 million in the third quarter of 2019. The increase was primarily due to increased revenue and lower material and manufacturing costs which were partially offset by higher advertising and personnel costs.

“We delivered a quarter of strong organic sales growth, Adjusted EBITDA and earnings per share, enabling us to increase our outlook for the year,” said Lance Mitchell, President and Chief Executive Officer. “Our near-term priorities remain employee health and safety, maximizing availability of our products, and continued investment in our business. We remain focused on leadership of our categories, and I could not be more pleased that we are able to simplify daily life for consumers by meeting the sustained and fundamental shift in demand for our products. We are aware of next year’s comparisons and leaning into the opportunity with capacity, innovation, and investment to support another year of strong performance.”

[1]	Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release.

Key Segment Results (compared to the third quarter of 2019)

Reynolds Cooking & Baking

•	Net revenues increased $29 million, or 11%
•	Adjusted EBITDA increased $14 million, or 29%

The increase in net revenues was primarily driven by increased consumer demand, partially offset by a decline in related party revenue. The increase in Adjusted EBITDA was due to the revenue increase and lower material and manufacturing costs, partially offset by higher advertising costs.

Hefty Waste & Storage

•	Net revenues increased $24 million, or 13%
•	Adjusted EBITDA increased $14 million, or 27%

The increase in net revenues was primarily driven by increased consumer demand. The increase in Adjusted EBITDA was due to the revenue increase and lower material and manufacturing costs, partially offset by higher advertising costs.

Hefty Tableware

•	Net revenues increased $18 million, or 10%
•	Adjusted EBITDA increased $3 million, or 8%

The increase in net revenues was primarily driven by increased consumer demand and the impact of new products. The increase in Adjusted EBITDA was mainly due to the increased revenue, partially offset by increased advertising and logistics costs.

Presto Products

•	Net revenues increased $7 million, or 5%
•	Adjusted EBITDA increased $5 million, or 22%

The increase in net revenues was primarily driven by increased consumer demand. The increase in Adjusted EBITDA was mainly due to the increased revenue and lower material and manufacturing costs.

Year to Date Financial Results (nine-months ended September 30, 2020)

•	Net Revenues of $2,375 million
•	Earnings Per Share of $1.24; Adjusted Earnings Per Share of $1.40[2]
•	Net Income of $251 million; Adjusted Net Income of $294 million[2]
•	Adjusted EBITDA of $519 million[2]

Net revenues for the nine months ended September 30, 2020 were $2,375 million compared to $2,197 million in the prior year period. The increase in net revenues was largely due to changes in consumer behavior driven by the COVID-19 pandemic. All business segments have experienced increased demand associated with the fundamental shift to more at-home use of our products. This was partially offset by the exit from certain low margin store branded business in the prior year, a decline in related party revenue and lower pricing.

[2]

Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

Net Income increased $116 million to $251 million for the nine months ended September 30, 2020 compared to $135 million in the prior year period. Adjusted Net Income was $294 million for the nine months ended September 30, 2020. The increase in Net Income was primarily driven by the increased revenue and lower interest expense.

Adjusted EBITDA was $519 million for the nine months ended September 30, 2020 compared to $441 million in the prior year period. The increase was primarily due to the increased revenue and lower material and manufacturing costs, partially offset by higher personnel and advertising costs.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents was $351 million as of September 30, 2020.
•	Total outstanding debt was $2,338 million as of September 30, 2020.
•	For the quarter ended September 30, 2020, capital expenditures totaled $33 million, which was flat to the prior year period.
•	For the year to date period ended September 30, 2020, capital expenditures totaled $85 million compared to $74 million in the prior year period.
•

Net working capital totaled $520 million at September 30, 2020 compared to $296 million at December 31, 2019.  The increase was due to the repurchase of previously sold accounts receivables in conjunction with the IPO, partially offset by lower inventory and higher accounts payable levels due to the strong demand.

Subsequent to September 30, 2020, the Company made a $100 million voluntary payment on its $2,475 million senior secured term loan facility.

Fourth Quarter and Fiscal Year Outlook

The Company expects the following results for the fourth quarter of 2020:

•	Revenue growth to be mid-single digits on revenue of $835 million in the fourth quarter of 2019
•	Net Income to be in the range of $111 million to $114 million
•	Adjusted EBITDA to be in the range of $195 million to $200 million[3]

Considering the aforementioned guidance for the fourth quarter of 2020, the Company now expects the following results for the 2020 fiscal year:

•	Revenue to be in the range of $3,240 million to $3,260 million
•	Net Income to be in the range of $362 million to $365 million
•	Earnings Per Share to be in the range of $1.77 to $1.78 per share
•	Adjusted EBITDA to be in the range of $715 million to $720 million[3]
•	Adjusted Net Income to be in the range of $410 million to $413 million[3]
•	Adjusted Earnings Per Share to be in the range of $1.95 to $1.97 per share[3]
•	Net Debt to be approximately $1.9 billion[3] at December 31, 2020

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Please visit the “Events & Presentations” section of Reynolds’ Investor Relations website at https://investors.reynoldsconsumerproducts.com/ under “News & Events” to access the live listen-only webcast and presentation. Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally. The Company has also posted presentation slides, which are available now on Reynolds’ Investor Relations website.

A replay will be archived online in the “Events and Presentations” section of the Investor Relations website, and will also be available telephonically approximately two hours after the call concludes through Wednesday, November 25,

[3]

Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDA and Net Debt are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13710417.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fourth quarter and fiscal year 2020 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “outlook,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(in millions, except for per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net revenues	$797	$705	$2,286	$2,083
Related party net revenues	26	36	89	114
Total net revenues	823	741	2,375	2,197
Cost of sales	(558)	(524)	(1,669)	(1,580)
Gross profit	265	217	706	617
Selling, general and administrative expenses	(97)	(76)	(260)	(231)
Other expense, net	(5)	(20)	(26)	(34)
Income from operations	163	121	420	352
Non-operating income, net	—	1	—	1
Interest expense, net	(13)	(39)	(57)	(174)
Income before income taxes	150	83	363	179
Income tax expense	(37)	(20)	(112)	(44)
Net income	$113	$63	$251	$135

Earnings per share:
Basic	$0.54	$0.41	$1.24	$0.87
Diluted	$0.54	$0.41	$1.24	$0.87

Weighted average shares outstanding:
Basic	209.7	155.5	202.7	155.5
Effect of dilutive securities	0.1	—	0.1	—
Diluted	209.8	155.5	202.8	155.5

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(in millions, except for per share data)

	(Unaudited) As of September 30, 2020	As of December 31, 2019
Assets
Cash and cash equivalents	$351	$102
Accounts receivable (net of allowance for doubtful accounts of $1 and $0)	288	13
Other receivables	7	7
Related party receivables	10	14
Inventories	401	418
Other current assets	22	16
Total current assets	1,079	570
Property, plant and equipment (net of accumulated depreciation of $683 and $642)	574	537
Operating lease right-of-use assets, net	68	42
Goodwill	1,879	1,879
Intangible assets, net	1,100	1,123
Other assets	24	9
Total assets	$4,724	$4,160
Liabilities
Accounts payable	$169	$135
Related party payables	46	72
Related party accrued interest payable	—	18
Current portion of long-term debt	25	21
Accrued and other current liabilities	161	132
Total current liabilities	401	378
Long-term debt	2,313	1,990
Long-term related party borrowings	—	2,214
Long-term operating lease liabilities	58	35
Deferred income taxes	315	294
Long-term postretirement benefit obligation	49	48
Other liabilities	37	19
Total liabilities	$3,173	$4,978
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 209.7 shares issued and outstanding	—	—
Additional paid-in capital	1,380	—
Net parent deficit	—	(823)
Accumulated other comprehensive income	3	5
Retained earnings	168	—
Total stockholders' equity	1,551	(818)
Total liabilities and stockholders' equity	$4,724	$4,160

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash provided by (used in) operating activities
Net income	$251	$135
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	72	63
Deferred income taxes	56	(9)
Unrealized losses (gains) on derivatives	1	(9)
Stock compensation expense	4	—
Change in assets and liabilities:
Accounts receivable, net	(275)	1
Other receivables	—	9
Related party receivables	3	(57)
Inventories	17	(56)
Accounts payable	34	(17)
Related party payables	(23)	(84)
Related party accrued interest payable	(18)	121
Income taxes payable	2	50
Accrued and other current liabilities	28	1
Other assets and liabilities	(5)	(2)
Net cash provided by operating activities	147	146
Cash provided by (used in) investing activities
Acquisition of property, plant and equipment	(85)	(74)
Advances to related parties	—	(170)
Repayments from related parties	—	151
Net cash used in investing activities	(85)	(93)
Cash provided by (used in) financing activities
Proceeds from long-term debt, net of discounts	2,472	—
Repayment of long-term debt	(112)	—
Repayments of RGHL Group Credit Agreement	(8)	(16)
Advances from related parties	240	67
Repayments to related parties	(3,627)	(140)
Deferred debt transaction costs	(28)	(2)
Proceeds from IPO settlement facility	1,168	—
Repayment of IPO settlement facility	(1,168)	—
Issuance of common stock	1,410	—
Equity issuance costs	(69)	—
Dividends paid	(77)	—
Net transfers (to) from Parent	(14)	30
Net cash provided by (used in) financing activities	187	(61)
Effect of exchange rate on cash and cash equivalents	—	—
Net increase (decrease) in cash and cash equivalents	249	(8)
Cash and cash equivalents at beginning of period	102	23
Cash and cash equivalents at end of period	$351	$15

Reynolds Consumer Products Inc.

Segment Results

($ in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated	Total Reynolds Consumer Products
Revenues
Three months ended September 30, 2020	$285	$209	$192	$136	$1	$823
Three months ended September 30, 2019	256	185	174	129	(3)	741
Adjusted EBITDA
Three months ended September 30, 2020	$63	$65	$43	$28	$(7)	$192
Three months ended September 30, 2019	49	51	40	23	(1)	162

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude unrealized gains and losses on derivatives, factoring discounts (pre-IPO), the allocated related party management fee (pre-IPO) and IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of IPO and separation-related costs, the impact of tax legislation changes under the CARES Act enacted March 27, 2020 and any unrealized gains or losses on derivatives. We define Net Debt as the current portion of long term debt plus long term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year 2020, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fourth Quarter and Fiscal Year Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.   In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of non-GAAP measures used in this release (with the exception of our fourth quarter and fiscal 2020 Adjusted EBITDA outlook and Net Debt outlook, as described above) to the most directly comparable GAAP measures, on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income – GAAP	$113	$63	$251	$135
Income tax expense	37	20	112	44
Interest expense, net	13	39	57	174
Depreciation and amortization	24	21	72	63
Factoring discount	—	5	—	15
Allocated related party management fee	—	3	—	7
IPO and separation-related costs	5	11	26	12
Unrealized (gains) losses on derivatives	—	(1)	1	(9)
Other	—	1	—	—
Adjusted EBITDA (Non-GAAP)	$192	$162	$519	$441

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions except per share data)

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$113	210	$0.54	$251	203	$1.24
Assume full period impact of IPO shares (1)	—	—	—	—	7	—
Total	113	210	0.54	251	210	1.20
Adjustments:
Impact of tax legislation change from the CARES Act	—	—	—	23	210	0.11
IPO and separation-related costs (2)	4	210	0.02	19	210	0.09
Unrealized gains on derivatives (2)	—	210	—	1	210	0.00
Adjusted (Non-GAAP)	$117	210	$0.56	$294	210	$1.40

Reconciliation of 2020 Net Income and EPS guidance to Adjusted Net Income and Adjusted EPS guidance

(amounts in millions except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding (1)	low	high
Fiscal Year 2020 - Guidance	$362	$365	205	$1.77	$1.78
Assume full year impact of IPO shares	—	—	5	—	—
Adjustments:	362	365	210	1.72	1.74
IPO and separation-related costs (2)	25	25	210	0.12	0.12
Impact of tax legislation change from the CARES Act	23	23	210	0.11	0.11
Fiscal Year 2020 - Adjusted Guidance	$410	$413	210	$1.95	$1.97

(1)

The Company has assumed the actual shares outstanding at September 30, 2020 to be outstanding for the full year period rather than the weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.

(2)	Amounts are after tax calculated using a tax rate of 25%, which is the Company’s effective tax rate for the three and nine months ended September 30, 2020.